Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-294703

Prospectus Supplement No. 6	To Prospectus dated April 10, 2026

83,250,000 Class A Shares

WaterBridge Infrastructure LLC

Class A Shares

Representing Limited Liability Company Interests

This prospectus supplement amends and supplements the prospectus dated April 10, 2026, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-294703). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Items 1.01 and 8.01 of our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 18, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale, from time to time, by the selling shareholders identified in the Prospectus of up to an aggregate of 83,250,000 Class A shares representing limited liability company interests (“Class A shares”) in WaterBridge Infrastructure LLC, a Delaware limited liability company.

Our Class A shares are listed on the New York Stock Exchange (the “NYSE”) and NYSE Texas, Inc. (“NYSE Texas”) under the symbol “WBI.” The last reported sales price of our Class A shares on the NYSE on August 17, 2026 was $31.78 per Class A share.

We are a “controlled company” within the meaning of the NYSE and NYSE Texas rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

INVESTING IN OUR CLASS A SHARES INVOLVES RISKS. SEE THE “RISK FACTORS” SECTION ON PAGE 5 OF THE PROSPECTUS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus supplement dated August 18, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2026

WaterBridge Infrastructure LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-42850 (Commission File Number)	33-4546086 (IRS Employer Identification No.)

5555 San Felipe Street, Suite 1200
Houston, Texas 77056
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 230‑8864

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited liability company interests	WBI	New York Stock Exchange NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 18, 2026, WBI Operating LLC (the “Issuer”), a subsidiary of WaterBridge Infrastructure LLC (the “Company”), completed the previously announced private placement (the “Offering”) of an additional $150,000,000 aggregate principal amount of 6.500% Senior Notes due 2033 (the “New Notes”). The Offering was upsized from an initial offering size of $100,000,000 aggregate principal amount of the New Notes. The Company intends to use the net proceeds from the Offering to repay a portion of outstanding borrowings under its revolving credit facility. The New Notes were offered as additional notes under the indenture, dated as of October 6, 2025 (the “Indenture”), pursuant to which the Issuer previously issued $600,000,000 in aggregate principal amount of 6.500% senior notes due 2033 (the “Existing Notes” and, together with the New Notes, the “Notes”). The New Notes have substantially identical terms, other than issue date and issue price, as the Existing Notes and are treated as part of the same series as the Existing Notes for all purposes under the Indenture.

The New Notes are guaranteed (the “Guarantees”), jointly and severally, on a senior unsecured basis by all of the Issuer’s existing subsidiaries (collectively, the “Guarantors”).

The New Notes and the Guarantees were issued and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereunder. The New Notes were resold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act. The New Notes and Guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

At any time prior to October 15, 2028, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes (including any additional notes) issued under the Indenture at a redemption price equal to 106.500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with an amount of cash not greater than the net cash proceeds of one or more equity offerings. At any time prior to October 15, 2030, the Issuer may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the applicable premium set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. On or after October 15, 2028, the Issuer may also redeem all or a part of the Notes at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date.

If a Change of Control (as defined in the Indenture) occurs (along with a downgrade of the Notes by two rating agencies), the Issuer may be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the purchase date.

The Notes and the Guarantees rank equally in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior indebtedness and senior to all of the Issuer’s and the Guarantors’ future subordinated indebtedness. The Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future secured debt, including debt under the Issuer’s revolving credit facility, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all liabilities of any future subsidiaries of the Issuer that do not guarantee the Notes.

The summary of the Indenture set forth in this Item 1.01 does not purport to be complete and is qualified by reference to such agreement, a copy of which is incorporated by reference as Exhibit 4.1 hereto and is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On August 13, 2026, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 8.01, announcing the pricing of the Offering.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT	DESCRIPTION
4.1

Indenture, dated as of October 6, 2025, by and among WBI Operating LLC, the guarantors party thereto and UMB Bank, N.A., as trustee (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 7, 2025, and incorporated herein by reference).

4.2	Form of 6.500% Senior Note due 2033 (included in Exhibit 4.1).
99.1	Press Release dated August 13, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERBRIDGE INFRASTRUCTURE LLC
	By:	/s/ Scott L. McNeely
Name: Scott L. McNeely
Title: Executive Vice President, Chief Financial Officer
Dated: August 18, 2026